Exhibit 99.1

Baker Hughes Successfully Prices $6.5 Billion and €3 Billion Offerings of Senior Notes

HOUSTON and LONDON, March 05, 2026 (GLOBE NEWSWIRE) — Baker Hughes Company (NASDAQ: BKR) (“Baker Hughes” or the “Company”) today successfully priced a $6.5 billion debt offering consisting of five tranches of senior unsecured notes and a €3 billion debt offering consisting of four tranches of senior unsecured notes (collectively, the “notes”):

•	$500 million 4.050% Senior Notes due 2029

•	$1.25 billion 4.350% Senior Notes due 2031

•	$750 million 4.650% Senior Notes due 2033

•	$2 billion 5.000% Senior Notes due 2036

•	$2 billion 5.850% Senior Notes due 2056

•	€600 million 3.226% Senior Notes due 2030

•	€900 million 3.812% Senior Notes due 2034

•	€750 million 4.193% Senior Notes due 2038

•	€750 million 4.737% Senior Notes due 2046

The notes will be issued by Baker Hughes’ wholly owned subsidiary, Baker Hughes Holdings LLC (“BHH LLC”) and by BHH LLC’s wholly owned subsidiary Baker Hughes Holdings Co-Obligor, Inc. (“Co-Obligor” and, together with BHH LLC, the “Issuers”), and will be fully and unconditionally guaranteed on a senior unsecured basis by Baker Hughes.

Baker Hughes intends to use the net proceeds of the offerings to fund a portion of the cash consideration for Baker Hughes’ proposed acquisition of all outstanding shares of common stock of Chart Industries, Inc. (the “Chart acquisition”). The notes will be subject to a special mandatory redemption (at a price equal to 101% of the aggregate principal amount of such series of notes) under certain circumstances if the Chart acquisition is not consummated.

The notes offerings are expected to close on March 11, 2026, subject to satisfaction of customary closing conditions.

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as joint global coordinators and joint book-running managers for the U.S. dollar offering, and Goldman Sachs & Co. LLC and Morgan Stanley & Co. International plc are acting as joint global coordinators and joint book-running managers for the euro offering. Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers for the U.S. dollar offering, and Citigroup Global Markets Limited, Deutsche Bank AG, London Branch and J.P. Morgan Securities plc are acting as joint book-running managers for the euro offering.

BofA Securities, Inc., Barclays Capital Inc., HSBC Securities (USA) Inc., MUFG Securities Americas Inc. and UniCredit Capital Markets LLC are acting as passive book-running managers for the U.S. dollar offering. BNP Paribas Securities Corp., SG Americas Securities, LLC and Standard Chartered Bank are acting as senior co-managers for the U.S. dollar offering. Intesa Sanpaolo IMI Securities Corp., RBC Capital Markets, LLC, BBVA Securities Inc., Academy Securities, Inc., Siebert Williams Shank & Co., LLC, The Standard Bank of South Africa Limited and Loop Capital Markets LLC are acting as co-managers for the U.S. dollar offering.

Merrill Lynch International, Barclays Bank PLC, HSBC Bank plc, MUFG Securities EMEA plc and UniCredit Bank GmbH are acting as passive book-running managers for the euro offering. BNP PARIBAS, Société Générale and Standard Chartered Bank are acting as senior co-managers for the euro offering. Intesa Sanpaolo IMI Securities Corp., RBC Europe Limited, Banco Bilbao Vizcaya Argentaria, S.A., Academy Securities, Inc., Siebert Williams Shank & Co., LLC, The Standard Bank of South Africa Limited and Loop Capital Markets LLC are acting as co-managers for the euro offering.

The notes offerings are being made pursuant to an effective shelf registration statement and prospectus and related preliminary prospectus supplements filed by the Issuers with the U.S. Securities and Exchange Commission (the “SEC”). Before investing, potential investors should read the prospectus and the related preliminary prospectus supplements, the shelf registration statement and other documents that Baker Hughes has filed with the SEC for more complete information about Baker Hughes and these offerings.

Copies of the prospectus supplement and related prospectus for the U.S. dollar offering can be obtained from Goldman Sachs & Co. LLC at 1-866-471-2526, Morgan Stanley & Co. LLC at 1-866-718-1649, Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611 or J.P. Morgan Securities LLC at 1-212-834-4533.

Copies of the prospectus supplement and related prospectus for the euro offering can be obtained from Goldman Sachs & Co. LLC at 1-866-471-2526, Morgan Stanley & Co. International plc at 1-866-718-1649, Citigroup Global Markets Limited at 1-800-831-9146, Deutsche Bank AG, London Branch at 1-800-503-4611 or J.P. Morgan Securities plc (for non-U.S. investors) at 44 207 134 2468 or J.P. Morgan Securities LLC (for U.S. investors) at 1-212-834-4533.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities, including the notes. There shall not be any sale of the securities described herein in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “would,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target,” “goal” or other similar words or expressions. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Baker Hughes’ annual report on Form 10-K and those set forth from time to time in other filings with the SEC. The documents are available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at: www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

The Company’s expectations regarding its business outlook and business plans; the business plans of its customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

About Baker Hughes:

Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions to energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward – making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com.

For more information, please contact:

Investor Relations

Chase Mulvehill

+1 346-297-2561

investor.relations@bakerhughes.com

Media Relations

Adrienne M. Lynch

+1 713-906-8407

adrienne.lynch@bakerhughes.com